185 North Church Street	Telephone: (731) 285-7900
Dyersburg, TN 38024	(800) 608-5612
Fax: (731) 285-6221

Members of

American Institute of Certified Public Accountants
AICPA Center for Public Company Audit Firms
AICPA Governmental Audit Quality Center
AICPA Employee Benefit Plan Audit Quality Center
Tennessee Society of Certified Public Accountants
Kentucky Society of Certified Public Accountants

www.atacpa.net

June 26, 2012

First Citizens National Bank
P.O. Box 370
Dyersburg, TN 38025-0370

CONSENT TO INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our reports dated June 21, 2012 on the First Citizens National Bank Employee Stock Ownership Plan and Trust and Payroll Stock Ownership Plan appearing in this annual report on Form 11-K for the year ended December 31, 2011

Sincerely,

Alexander Thompson Arnold PLLC
Dyersburg, TN